Exhibit 99.1
News Media contact: Jonathan Binder (336) 682-9654
Analysts and Investors contact: T.C. Robillard (336) 519-2115

HanesBrands Announces Fourth-Quarter and Full-Year 2024 Results

•    Reports better-than-expected fourth-quarter and full-year 2024 results.
•    Announced agreement to exit Champion Japan license and moved business to discontinued operations in fourth-quarter 2024. Results not directly comparable to prior guidance--see earnings handout for additional information.
•    Net sales for the quarter of $888 million increased 4.5% over prior year, or 3.8% on an organic constant currency basis.
•GAAP and Adjusted operating margins for the quarter were 13.5% and 14.2%, respectively, an increase of 240 and 300 basis points, respectively, compared to prior year.
•GAAP earnings per share (EPS) of $0.13 and Adjusted EPS of $0.17.
•    Generated full-year cash flow from operations of $264 million and paid down more than $1 billion of debt. Year-end leverage of 3.4 times net debt-to-adjusted EBITDA decreased nearly 2 turns as compared to prior year.
•    Provides first-quarter and full-year 2025 guidance, including net sales growth, continued margin expansion, strong EPS growth, and further debt reduction. Company expects to refinance all of its 2026 maturities in first-quarter 2025, subject to market conditions.

WINSTON-SALEM, N.C. (February 13, 2025) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced results for fourth-quarter and full-year 2024.

“We delivered a strong quarter and full-year with results across all key metrics exceeding our expectations as the benefits of our transformation strategy are clearly working,” said Steve Bratspies, CEO. “We enter 2025 as a new Company. We are a more simplified, focused business with a powerful asset base and significant competitive advantages. We believe we are well positioned to build on fourth quarter’s momentum and deliver positive sales growth, additional margin expansion, strong cash generation and continued debt reduction, providing us multiple levers to create additional shareholder value in 2025 and beyond.”

Fourth-Quarter 2024 Results
Net Sales from continuing operations were $888 million.
•Net sales increased 4.5% compared to the prior year.
•On an organic constant currency basis, net sales increased 3.8% over prior year (Table 2-B).

Gross Profit and Gross Margin increased year-over-year driven by the benefits from accelerated cost savings initiatives and lower input costs.
•The Company continued its consolidation and other optimization actions in its supply chain to lower fixed cost, increase efficiencies, and further improve customer service and in-stocks with lower levels of inventory. The Company expects these actions to drive continued benefits in 2025.
•Gross Profit and Adjusted Gross Profit were $390 million and $392 million, respectively, an increase over prior year of 14% and 15%, respectively.
•Gross Margin and Adjusted Gross Margin increased 380 and 400 basis points, respectively, to 43.9% and 44.1%, respectively.
•Adjusted Gross Profit and Adjusted Gross Margin exclude certain costs related to restructuring and other action-related charges (Table 6-A).
Selling, General and Administrative (SG&A) Expenses, as a percentage of net sales, increased over prior year as planned, strategic increased brand investments drove a 125 basis point increase in SG&A, which was partially offset by benefits from cost savings initiatives and disciplined expense management.
•The Company continued its strategic actions to improve its processes and lower fixed cost and expects the savings from these actions to continue to build over the next several quarters.
•SG&A Expenses were $271 million, or 30.5% of net sales, which represents an increase over prior year of 9% and 140 basis points, respectively.
•Adjusted SG&A Expenses were $266 million, or 29.9% of net sales, which represents an increase of 8% and 100 basis points, respectively.
•Adjusted SG&A Expenses exclude certain costs related to restructuring and other action-related charges (Table 6-A).
Operating Profit and Operating Margin increased over prior year driven by gross margin improvement and SG&A savings initiatives, which supported a 125 basis point increase in brand investments.
•Operating Profit increased 27% to $120 million and Operating Margin increased 240 basis points to 13.5% as compared to prior year.
•Adjusted Operating Profit increased 33% to $126 million and Adjusted Operating Margin increased 300 basis points to 14.2% as compared to prior year.
•Adjusted Operating Profit and Adjusted Operating Margin exclude certain costs related to restructuring and other action-related charges (Table 6-A).
Interest Expense and Other Expenses
•Interest expense of $46 million decreased 13% compared to prior year driven by lower debt balances.
•Other expenses of $18 million included $9 million of an expected write-off of debt issuance costs related to debt pay down in the quarter. Adjusted Other expenses of $9 million increased $2 million over prior year (Table 6-A).
Tax Expense
•Tax expense was $9 million as compared to a tax benefit of $(65) million in the prior year. Effective Tax Rate for fourth-quarter 2024 was 16.6%.
•Adjusted Tax Expense was $9 million as compared to $16 million in fourth-quarter 2023. Adjusted Tax Rate was 12.9% as compared to 46.3% last year (Table 6-A).
•The Company's effective tax rate for 2024 and 2023 is not reflective of the U.S. statutory rate due to valuation allowances against certain net deferred tax assets.

Earnings Per Share
•Income from continuing operations totaled $46 million, or $0.13 per diluted share, in fourth-quarter 2024. This compares to income from continuing operations of $99 million, or $0.28 per diluted share, in fourth-quarter 2023.
•Adjusted Income from continuing operations totaled $61 million, or $0.17 per diluted share. This compares to adjusted income from continuing operations of $18 million, or $0.05 per diluted share, last year (Table 6-A).
See the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details of actions, which include restructuring and other action-related charges.
Fourth-Quarter 2024 Business Segment Summary
•U.S. net sales increased 3% over prior year driven primarily by innerwear innovation, including Hanes Absolute Socks, Hanes Moves, Hanes Supersoft and Bali Breathe, as well as incremental holiday programming, and new category growth.
Operating margin of 23.1% increased approximately 525 basis points over prior year. The increase was driven primarily by the benefits from cost savings initiatives and lower input costs, which helped fund a 30% increase in brand investments to drive consumer demand behind new product innovation in both Men’s and Women’s.
•International net sales increased 2% on a reported basis, which included a $9 million headwind from unfavorable foreign exchange rates. International sales increased 6% on a constant currency basis compared to prior year as sales grew in Australia, the Americas, and Asia.
Operating margin of 12.6% decreased approximately 550 basis points compared to prior year driven primarily by transactional foreign exchange headwinds, business mix, and brand investments, which was partially offset by lower input costs and the benefits from cost savings initiatives.
Cash Flow, Balance Sheet and Liquidity
•Total liquidity position at the end of fourth-quarter 2024 was more than $1.2 billion, consisting of $215 million of cash and equivalents and approximately $1.0 billion of available capacity under the Company’s credit facilities.
•Based on the calculation as defined in the Company’s senior secured credit facility, the Leverage Ratio at the end of fourth-quarter 2024 was 3.4 times on a net debt-to-adjusted EBITDA basis, which was below its fourth-quarter 2024 covenant of 6.38 times and below prior year’s 5.2 times (See Table 6-B). The Company paid down more than $1.0 billion of debt in 2024.
•Inventory at the end of fourth-quarter 2024 of $871 million decreased 9%, or $85 million, year-over-year. The year-over-year decrease was driven predominantly by the benefits of the Company’s inventory management capabilities, including SKU discipline and lifecycle management, lower input costs as the Company continued to anniversary the impact from peak inflation, and improving sales trends.
•Cash Flow from Operations for the full-year was $264 million as compared to $562 million last year. Free Cash Flow for the full-year was $226 million as compared to $518 million last year.

Announces Exit of Champion Japan License
At the time of closing for the sale of its global Champion business on September 30, 2024, the Company indicated it would continue to operate the Champion Japan business as a licensee for a temporary period of time until it was ultimately transitioned to Authentic Brands Group, in accordance with the terms of the definitive agreement. In the fourth-quarter 2024, the Company notified Authentic Brands Group of its plan to exit the license by the end of 2025 and transition the business ahead of schedule. As a result, the Champion Japan business was reclassified to discontinued operations in the fourth-quarter 2024. For the full-year 2024, the Champion Japan business generated approximately $124 million of net sales and an adjusted operating profit of approximately $12 million.
First-Quarter and Full-Year 2025 Financial Outlook
The Company is providing guidance on tax expense due to the expected fluctuation of its quarterly tax rate, stemming from the deferred tax reserve matter previously disclosed in the fourth quarter of 2022. Importantly, the reserve does not impact cash taxes. Some portion of the reserve may reverse in future periods.

The Company defines organic constant currency net sales as net sales excluding the ‘other’ segment and the year-over-year impact from foreign exchange rates.

For fiscal year 2025, which ends on January 3, 2026 and includes a 53rd week, the Company currently expects:

•    Net sales from continuing operations of approximately $3.47 billion to $3.52 billion, which includes projected headwinds of approximately $60 million from changes in foreign currency exchange rates. At the midpoint, net sales are expected to be relatively consistent with prior year on a reported basis and increase approximately 1% on an organic constant currency basis.

•    GAAP operating profit from continuing operations of approximately $420 million to $440 million.

•    Adjusted operating profit from continuing operations of approximately $450 million to $465 million, which excludes pretax charges for restructuring and other action-related charges of approximately $25 million to $30 million. The operating profit outlook includes a projected headwind of approximately $8 million from changes in foreign currency exchange rates.

•    GAAP and Adjusted Interest expense of approximately $190 million.

•    GAAP Other expenses of approximately $49 million. Adjusted Other expenses of approximately $36 million, which excludes approximately $13 million of estimated pretax refinancing charges.

•    GAAP and Adjusted Tax expense of approximately $40 million.

•    GAAP earnings per share from continuing operations of approximately $0.39 to $0.45.

•    Adjusted earnings per share from continuing operations of approximately $0.51 to $0.55.

•    Cash flow from operations of approximately $350 million.

•Capital investments of approximately $65 million, consisting of approximately $50 million of capital expenditures and approximately $15 million of cloud computing arrangements.

•    Free cash flow of approximately $300 million.

•    Fully diluted shares outstanding of approximately 361 million.

For first-quarter 2025, which ends on March 29, 2025, the Company currently expects:

•    Net sales from continuing operations of approximately $750 million, which includes projected headwinds of approximately $15 million from changes in foreign currency exchange rates. This represents an approximate 1% increase as compared to prior year on a reported basis and on an organic constant currency basis net sales are expected to be consistent with prior year.

•    GAAP operating profit from continuing operations of approximately $55 million.

•    Adjusted operating profit from continuing operations of approximately $65 million, which excludes pretax charges for restructuring and other action-related charges of approximately $10 million. The operating profit outlook includes a projected headwind of approximately $1 million from changes in foreign currency exchange rates.

•    GAAP and Adjusted Interest expense of approximately $47 million.

•    GAAP Other expenses of approximately $21 million. Adjusted Other expenses of approximately $8 million, which excludes approximately $13 million of estimated pretax refinancing charges.

•    GAAP and Adjusted Tax expense of approximately $3 million.

•GAAP loss per share from continuing operations of approximately $(0.05) based on 354 million diluted shares outstanding, as calculated under GAAP (no dilution due to GAAP loss from continuing operations)

•Adjusted earnings per share from continuing operations of approximately $0.02 based on fully diluted shares outstanding of approximately 360 million.

HanesBrands has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/FAQ.

HanesBrands Announces Leadership Succession
In a separate press release issued today, HanesBrands announced that Steve Bratspies will depart as Chief Executive Officer of the Company at the end of 2025, or upon the appointment of his successor. Bratspies will also step down from the Board of Directors concurrent with the end of his tenure as CEO. The HanesBrands Board has begun a comprehensive search to identify the Company’s next CEO as part of the Company’s leadership succession planning process and has retained Spencer Stuart, a leading executive search firm, to support its work. Bratspies will stay on in an advisory role once a new CEO is named to support a smooth transition.

Note on Adjusted Measures and Reconciliation to GAAP Measures
To supplement financial results prepared in accordance with generally accepted accounting principles, the Company provides quarterly and full-year results concerning certain non‐GAAP financial measures, including adjusted EPS from continuing operations, adjusted income (loss) from continuing operations, adjusted income tax expense, adjusted income (loss) from continuing operations before income taxes, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA, adjusted EBITDA, organic constant currency net sales, adjusted effective tax rate, adjusted interest expense, adjusted other expenses, net debt, leverage ratio and free cash flow.

Adjusted EPS from continuing operations is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations excluding actions and the tax effect on actions. Adjusted income tax expense is defined as income tax expense excluding actions. Adjusted income (loss) from continuing operations before income taxes is defined as income (loss) from continuing operations before income tax excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted interest expense is defined as interest expense excluding actions. Adjusted other expenses is defined as other expenses excluding actions and adjusted effective tax rate is defined as adjusted tax expense divided by adjusted income (loss) from continuing operations before income tax.

Charges for actions taken in 2024 and 2023, as applicable, include supply chain restructuring and consolidation, corporate asset impairment, headcount actions and related severance charges, professional services, technology charges, gain/loss on sale of business and classification of assets held for sale, loss on extinguishment of debt, gain on final settlement of cross currency swap contracts and the tax effects thereof.

While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

HanesBrands has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of our supply chain restructuring and consolidation and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. HanesBrands believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the aforementioned actions taken.

The Company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as net income (loss) before the impacts of discontinued operations, interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding (x) restructuring charges related to our supply chain restructuring and consolidation, and other action-related charges described in more detail in Table 6-A and (y) certain other losses, charges and expenses as defined in the Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended (the “Credit Agreement”) described in more detail in Table 6-B. HanesBrands believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

Net debt is defined as the total of current debt, long-term debt, and borrowings under the accounts receivable securitization facility (excluding long-term debt issuance costs and debt discount and borrowings of unrestricted subsidiaries under the accounts receivable securitization facility) less (x) other debt and cash adjustments and (y) cash and cash equivalents. Leverage ratio is the ratio of net debt to adjusted EBITDA as it is defined in our Credit Agreement.

The Company defines free cash flow as net cash from operating activities less capital expenditures. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. The Company defines organic net sales as net sales excluding the ‘other’ segment and excluding those derived from businesses acquired or divested within the previous 12 months of the reporting date.

HanesBrands is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the Company’s reported operating results, HanesBrands also presents constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The Company uses constant currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

HanesBrands believes constant currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the Company’s businesses. The Company defines organic constant currency sales as net sales excluding the ‘other’ segment and also excluding the impact of translating foreign currencies into U.S. dollars as discussed above.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP.

Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “could,” “will,” “expect,” “outlook,” “potential,” “project,” “estimate,” “future,” “intend,” “anticipate,” “plan,” “continue” or similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding our intent, belief and current expectations about our strategic direction, prospects and future results are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from those implied or expressed by such statements. These risks and uncertainties include, but are not limited to, trends associated with our business; our ability to successfully implement our strategic plans, including our supply chain restructuring and consolidation and other cost savings initiatives; trends associated with our business; the rapidly changing retail environment and the level of consumer demand; the effects of any geopolitical conflicts (including the ongoing Russia-Ukraine conflict and Middle East conflicts) or public health emergencies or severe global health crises, including effects on consumer spending, global supply chains, critical supply routes and the financial markets; our ability to deleverage on the anticipated time frame or at all; any inadequacy, interruption, integration failure or security failure with respect to our information technology; future intangible assets or goodwill impairment due to changes in our business, market condition or other factors, significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex international tax structure; our future financial performance; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Because it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and Hanesbrands undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

HanesBrands
HanesBrands (NYSE: HBI) is a global leader in manufacturing basics and Innerwear brands that are synonymous with comfort, quality, and value, and have been trusted by consumers around the world for generations. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the U.S.; Bonds, an Australian staple since 1915 that is setting new standards for design and innovation; Maidenform, America’s number one shapewear brand; and Bali, Americas number one national bra brand in the U.S. HanesBrands owns the majority of its worldwide manufacturing facilities and has built a strong reputation for workplace quality and ethical business practices.

TABLE 1
HANESBRANDS INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarters Ended			Years Ended
	December 28, 2024	December 30, 2023	% Change	December 28, 2024	December 30, 2023	% Change
Net sales	$888,469	$850,283	4.5%	$3,507,438	$3,639,386	(3.6)%
Cost of sales	498,198	508,690		2,147,914	2,347,496
Gross profit	390,271	341,593	14.3%	1,359,524	1,291,890	5.2%
As a % of net sales	43.9%	40.2%		38.8%	35.5%
Selling, general and administrative expenses	270,571	247,154	9.5%	1,173,576	1,025,612	14.4%
As a % of net sales	30.5%	29.1%		33.5%	28.2%
Operating profit	119,700	94,439	26.7%	185,948	266,278	(30.2)%
As a % of net sales	13.5%	11.1%		5.3%	7.3%
Other expenses	18,420	7,095		47,441	37,761
Interest expense, net	46,497	53,685		195,901	214,187
Income (loss) from continuing operations before income taxes	54,783	33,659		(57,394)	14,330
Income tax expense (benefit)	9,115	(65,104)		40,601	(14,818)
Income (loss) from continuing operations	45,668	98,763	(53.8)%	(97,995)	29,148	(436.2)%
Loss from discontinued operations, net of tax	(58,548)	(20,822)		(222,436)	(46,874)
Net income (loss)	$(12,880)	$77,941		$(320,431)	$(17,726)

Earnings (loss) per share - basic:
Continuing operations	$0.13	$0.28		$(0.28)	$0.08
Discontinued operations	(0.17)	(0.06)		(0.63)	(0.13)
Net income (loss)	$(0.04)	$0.22		$(0.91)	$(0.05)

Earnings (loss) per share - diluted:
Continuing operations	$0.13	$0.28		$(0.28)	$0.08
Discontinued operations	(0.16)	(0.06)		(0.63)	(0.13)
Net income (loss)	$(0.04)	$0.22		$(0.91)	$(0.05)

Weighted average shares outstanding:
Basic	352,881	350,765		352,139	350,592
Diluted	356,851	351,566		352,139	351,057

TABLE 2-A
HANESBRANDS INC.
Supplemental Financial Information
Impact of Foreign Currency
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of reported results on a constant currency basis for the quarter and year ended December 28, 2024 and a comparison to prior year:

	Quarter Ended December 28, 2024
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended December 30, 2023	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$888,469	$(9,241)	$897,710	$850,283	4.5%	5.6%
Gross profit	390,271	(3,078)	393,349	341,593	14.3	15.2
Operating profit	119,700	(558)	120,258	94,439	26.7	27.3
Diluted earnings (loss) per share from continuing operations[3]	$0.13	$0.00	$0.13	$(0.28)	146.4%	146.4%

As adjusted:[2]
Net sales	$888,469	$(9,241)	$897,710	$850,283	4.5%	5.6%
Gross profit	391,509	(3,078)	394,587	340,465	15.0	15.9
Operating profit	125,975	(558)	126,533	94,824	32.9	33.4
Diluted earnings per share from continuing operations[3]	$0.17	$0.00	$0.17	$0.05	240.0%	240.0%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2
Results for the quarters ended December 28, 2024 and December 30, 2023 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6-A.

3	Amounts may not be additive due to rounding.

	Year Ended December 28, 2024
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Year Ended December 30, 2023	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$3,507,438	$(39,532)	$3,546,970	$3,639,386	(3.6)%	(2.5)%
Gross profit	1,359,524	(19,858)	1,379,382	1,291,890	5.2	6.8
Operating profit	185,948	(7,077)	193,025	266,278	(30.2)	(27.5)
Diluted earnings (loss) per share from continuing operations[3]	$(0.28)	$(0.01)	$(0.27)	$0.08	(450.0)%	(437.5)%

As adjusted:[2]
Net sales	$3,507,438	$(39,532)	$3,546,970	$3,639,386	(3.6)%	(2.5)%
Gross profit	1,450,703	(19,858)	1,470,561	1,294,043	12.1	13.6
Operating profit	415,171	(7,077)	422,248	289,077	43.6	46.1
Diluted earnings (loss) per share from continuing operations [3]	$0.40	$(0.01)	$0.41	$(0.07)	(671.4)%	(685.7)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2
Results for the years ended December 28, 2024 and December 30, 2023 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6-A.

3	Amounts may not be additive due to rounding.

TABLE 2-B
HANESBRANDS INC.
Supplemental Financial Information
Organic Constant Currency
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of reported results on an organic constant currency basis for the quarter and year ended December 28, 2024 and a comparison to prior year:

	Quarter Ended December 28, 2024				Quarter Ended December 30, 2023
	As Reported	Impact from Foreign Currency[1]	Less Other Sales[2]	Organic Constant Currency	As Reported	Less Other Sales[2]	Organic	% Change, As Reported	% Change, Organic Constant Currency
Net sales	$888,469	$(9,241)	$16,783	$880,927	$850,283	$1,787	$848,496	4.5%	3.8%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	Other sales consist of the Company’s U.S. Sheer Hosiery business (prior to the September 29, 2023 sale) as well as certain sales from the Company’s supply chain and short term support/transition services agreements for disposed businesses.

	Year Ended December 28, 2024				Year Ended December 30, 2023
	As Reported	Impact from Foreign Currency[1]	Less Other Sales[2]	Organic Constant Currency	As Reported	Less Other Sales[2]	Organic	% Change, As Reported	% Change, Organic Constant Currency
Net sales	$3,507,438	$(39,532)	$17,868	$3,529,102	$3,639,386	$69,663	$3,569,723	(3.6)%	(1.1)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	Other sales consist of the Company’s U.S. Sheer Hosiery business (prior to the September 29, 2023 sale) as well as certain sales from the Company’s supply chain and short term support/transition services agreements for disposed businesses.

TABLE 3
HANESBRANDS INC.
Supplemental Financial Information
By Business Segment
(in thousands)
(Unaudited)

	Quarters Ended			Years Ended
	December 28, 2024	December 30, 2023	% Change	December 28, 2024	December 30, 2023	% Change
Segment net sales:
U.S.	$618,747	$600,733	3.0%	$2,581,137	$2,636,656	(2.1)%
International	252,939	247,763	2.1	908,433	933,067	(2.6)
Total segment net sales	871,686	848,496	2.7	3,489,570	3,569,723	(2.2)
Other net sales	16,783	1,787	839.2	17,868	69,663	(74.4)
Total net sales	$888,469	$850,283	4.5%	$3,507,438	$3,639,386	(3.6)%

Segment operating profit:
U.S.	$142,738	$106,933	33.5%	$548,852	$404,273	35.8%
International	31,764	44,699	(28.9)	106,506	108,833	(2.1)
Total segment operating profit	174,502	151,632	15.1	655,358	513,106	27.7
Other profit (loss)	3,988	(1,319)	(402.4)	2,550	(1,189)	(314.5)
General corporate expenses	(48,644)	(50,781)	(4.2)	(225,997)	(204,019)	10.8
Amortization of intangibles	(3,871)	(4,708)	(17.8)	(16,740)	(18,821)	(11.1)
Total operating profit before restructuring and other action-related charges	125,975	94,824	32.9	415,171	289,077	43.6
Restructuring and other action-related charges	(6,275)	(385)	1,529.9	(229,223)	(22,799)	905.4
Total operating profit	$119,700	$94,439	26.7%	$185,948	$266,278	(30.2)%

	Quarters Ended			Years Ended
	December 28, 2024	December 30, 2023	Basis Points Change	December 28, 2024	December 30, 2023	Basis Points Change
Segment operating margin:
U.S.	23.1%	17.8%	527	21.3%	15.3%	593
International	12.6	18.0	(548)	11.7	11.7	6
Total segment operating profit	20.0	17.9	215	18.8	14.4	441
Other profit (loss)	23.8	(73.8)	9,757	14.3	(1.7)	1,598
General corporate expenses	(5.5)	(6.0)	50	(6.4)	(5.6)	(84)
Amortization of intangibles	(0.4)	(0.6)	12	(0.5)	(0.5)	4
Total operating margin before restructuring and other action-related charges	14.2	11.2	303	11.8	7.9	389
Restructuring and other action-related charges	(0.7)	—	(66)	(6.5)	(0.6)	(591)
Total operating margin	13.5%	11.1%	237	5.3%	7.3%	(202)

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 28, 2024	December 30, 2023
Assets
Cash and cash equivalents	$214,854	$185,217
Trade accounts receivable, net	376,195	423,682
Inventories	871,044	956,430
Other current assets	152,853	113,281
Current assets held for sale	100,430	597,605
Total current assets	1,715,376	2,276,215
Property, net	188,259	353,035
Right-of-use assets	222,759	271,751
Trademarks and other identifiable intangibles, net	886,264	959,851
Goodwill	638,370	659,361
Deferred tax assets	13,591	18,176
Other noncurrent assets	116,729	135,247
Noncurrent assets held for sale	59,593	966,678
Total assets	$3,840,941	$5,640,314

Liabilities
Accounts payable	$593,377	$538,782
Accrued liabilities	452,940	410,152
Lease liabilities	64,233	64,547
Accounts Receivable Securitization Facility	95,000	6,000
Current portion of long-term debt	—	59,000
Current liabilities held for sale	42,990	312,087
Total current liabilities	1,248,540	1,390,568
Long-term debt	2,186,057	3,235,640
Lease liabilities - noncurrent	206,124	235,453
Pension and postretirement benefits	66,171	98,170
Other noncurrent liabilities	67,452	121,150
Noncurrent liabilities held for sale	32,587	139,980
Total liabilities	3,806,931	5,220,961

Stockholders’ equity
Preferred stock	—	—
Common stock	3,525	3,501
Additional paid-in capital	373,213	353,367
Retained earnings	234,494	554,796
Accumulated other comprehensive loss	(577,222)	(492,311)
Total stockholders’ equity	34,010	419,353
Total liabilities and stockholders’ equity	$3,840,941	$5,640,314

TABLE 5
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows1
(in thousands)
(Unaudited)

	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Operating activities:
Net income (loss)	$(12,880)	$77,941	$(320,431)	$(17,726)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	11,355	19,022	69,861	75,268
Amortization of acquisition intangibles	1,893	4,091	12,020	16,569
Other amortization	1,979	3,344	10,174	13,200
Impairment of long-lived assets and goodwill	—	—	76,746	—
Inventory write-down charges, net of recoveries	6,220	—	119,748	—
Loss on extinguishment of debt	9,412	—	9,412	8,466
Loss on sale of businesses and classification of assets held for sale	63,831	—	114,161	3,641
Amortization of debt issuance costs and debt discount	4,887	2,362	12,535	8,939
Stock compensation expense	4,711	4,527	25,845	20,546
Deferred taxes	(11,895)	(85,595)	(11,974)	(84,745)
Other	(3,317)	8,495	909	610
Changes in assets and liabilities:
Accounts receivable	84,821	162,080	(1,785)	174,249
Inventories	59,095	155,390	114,931	599,982
Other assets	30,441	103,505	17,555	82,672
Accounts payable	(67,408)	(69,191)	17,649	(194,602)
Accrued pension and postretirement benefits	(2,045)	2,618	(4,662)	6,799
Accrued liabilities and other	(113,669)	(114,184)	1,549	(152,119)
Net cash from operating activities	67,431	274,405	264,243	561,749
Investing activities:
Capital expenditures	(5,710)	(8,266)	(37,889)	(44,056)
Proceeds from sales of assets	26	159	12,362	331
Proceeds from (payments for) disposition of businesses	850,560	—	838,560	1,300
Other	—	1	—	18,942
Net cash from investing activities	844,876	(8,106)	813,033	(23,483)
Financing Activities:
Borrowings on Term Loan Facilities	—	—	—	891,000
Repayments on Term Loan Facilities	(1,097,983)	(14,750)	(1,127,483)	(44,250)
Borrowings on Accounts Receivable Securitization Facility	220,000	541,500	1,831,000	2,270,000
Repayments on Accounts Receivable Securitization Facility	(125,000)	(736,000)	(1,742,000)	(2,473,500)
Borrowings on Revolving Loan Facilities	—	306,500	613,500	1,923,000
Repayments on Revolving Loan Facilities	—	(367,000)	(613,500)	(2,275,500)
Borrowings on Senior Notes	—	—	—	600,000
Repayments on Senior Notes	—	—	—	(1,436,884)
Payments to amend and refinance credit facilities	(71)	(2,517)	(783)	(31,020)
Other	(3,505)	(37)	(7,454)	(2,921)
Net cash from financing activities	(1,006,559)	(272,304)	(1,046,720)	(580,075)
Effect of changes in foreign exchange rates on cash	(17,305)	20,415	(20,703)	8,897
Change in cash and cash equivalents	(111,557)	14,410	9,853	(32,912)
Cash and cash equivalents at beginning of period	326,911	191,091	205,501	238,413
Cash and cash equivalents at end of period	$215,354	$205,501	$215,354	$205,501

Balances included in the Consolidated Balance Sheets:
Cash and cash equivalents	$214,854	$185,217	$214,854	$185,217
Cash and cash equivalents included in current assets held for sale	$500	$20,284	$500	$20,284
Cash and cash equivalents at end of year	$215,354	$205,501	$215,354	$205,501

1	The cash flows related to discontinued operations have not been segregated and remain included in the major classes of assets and liabilities. Accordingly, the Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

TABLE 6-A
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of results from continuing operations as reported under GAAP to the results from continuing operations as adjusted for the quarter and year ended December 28, 2024 and a comparison to prior year. The results of continuing operations exclude the results of the global Champion business, the Champion Japan business and the U.S.-based outlet store business, which have been reclassified to discontinued operations for all periods presented. The Company has chosen to present the following non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating continuing operations absent the effect of restructuring and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

Restructuring and other action-related charges in 2024 and 2023 include the following:

Supply chain restructuring and consolidation
In 2024, represents charges as a result of the sale of the global Champion business, which was completed in the fourth quarter of 2024 on September 30, 2024, and the completed exit of the U.S.-based outlet store business in July 2024 related to significant restructuring and consolidation efforts within the Company’s supply chain network, both manufacturing and distribution, to align the Company’s network to its continuing operations to drive stronger operating performance and margin expansion. In 2023, represents charges related to supply chain segmentation to restructure and position the Company’s distribution and manufacturing network to align with its demand trends, simplify operations and improve efficiencies.

Corporate asset impairment charges	Primarily represents charges related to a contract terminated in the second quarter of 2024 and impairment of the Company’s headquarters location that was classified as held for sale in the second quarter of 2024.
Headcount actions and related severance	Represents charges related to operating model initiatives primarily headcount actions and related severance charges and adjustments related to restructuring activities.
Professional services	Represents professional fees, primarily including consulting and advisory services, related to restructuring activities.
Technology	Represents technology charges related to the implementation of the Company’s technology modernization initiative which includes a global enterprise resource planning platform.
Gain/loss on sale of business and classification of assets held for sale	Represents the gain/loss associated with the sale of the Company’s U.S. Sheer Hosiery business and adjustments to the related valuation allowance prior to the sale on September 29, 2023, primarily from the changes in carrying value due to changes in working capital.
Loss on extinguishment of debt
Represents charges for the write-off of unamortized debt issuance costs related to the requirement to pay down a portion of the Company’s outstanding term debt under the Senior Secured Credit Facility with the net proceeds from the sale of the global Champion business in the fourth quarter of 2024 and charges related to the redemption of the Company’s 4.625% Senior Notes and 3.5% Senior Notes in the first quarter of 2023.

Gain on final settlement of cross currency swap contracts	Primarily represents the remaining gain related to cross-currency swap contracts previously designated as cash flow hedges in accumulated other comprehensive loss which was released into earnings as the Company unwound the cross-currency swap contracts in connection with the redemption of the 3.5% Senior Notes at the time of settlement in the first quarter of 2023.
Discrete tax benefit	In 2023, represents an adjustment to non-cash reserves established at December 31, 2022 related to deferred taxes established for Swiss statutory impairments, which are not indicative of the Company’s core business operations. In 2022, represents non-cash reserves established relating to deferred taxes.
Tax effect on actions	Represents the applicable effective tax rate on the restructuring and other action-related charges based on the jurisdiction of where the charges were incurred.

	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Gross profit, as reported under GAAP	$390,271	$341,593	$1,359,524	$1,291,890
As a % of net sales	43.9%	40.2%	38.8%	35.5%
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	1,238	(1,284)	80,748	1,128
Corporate asset impairment charges	—	—	10,395	—
Headcount actions and related severance	—	156	36	1,025
Gross profit, as adjusted	$391,509	$340,465	$1,450,703	$1,294,043
As a % of net sales	44.1%	40.0%	41.4%	35.6%

	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Selling, general and administrative expenses, as reported under GAAP	$270,571	$247,154	$1,173,576	$1,025,612
As a % of net sales	30.5%	29.1%	33.5%	28.2%
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	(667)	—	(90,781)	—
Corporate asset impairment charges	—	—	(9,712)	—
Headcount actions and related severance	860	(573)	(16,957)	(4,124)
Professional services	(4,611)	(6)	(16,488)	(3,819)
Technology	(1,032)	(657)	(1,859)	(8,347)
(Loss) gain on sale of business and classification of assets held for sale	—	—	—	(3,641)
Other	413	(277)	(2,247)	(715)
Selling, general and administrative expenses, as adjusted	$265,534	$245,641	$1,035,532	$1,004,966
As a % of net sales	29.9%	28.9%	29.5%	27.6%

	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Operating profit, as reported under GAAP	$119,700	$94,439	$185,948	$266,278
As a % of net sales	13.5%	11.1%	5.3%	7.3%
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	1,905	(1,284)	171,529	1,128
Corporate asset impairment charges	—	—	20,107	—
Headcount actions and related severance	(860)	729	16,993	5,149
Professional services	4,611	6	16,488	3,819
Technology	1,032	657	1,859	8,347
Loss (gain) on sale of business and classification of assets held for sale	—	—	—	3,641
Other	(413)	277	2,247	715
Operating profit, as adjusted	$125,975	$94,824	$415,171	$289,077
As a % of net sales	14.2%	11.2%	11.8%	7.9%

	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Interest expense, net and other expenses, as reported under GAAP	$64,917	$60,780	$243,342	$251,948
Restructuring and other action-related charges:
Loss on extinguishment of debt	(9,412)	—	(9,412)	(8,466)
Gain on final settlement of cross currency swaps	—	—	—	1,370
Interest expense, net and other expenses, as adjusted	$55,505	$60,780	$233,930	$244,852

	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Income (loss) from continuing operations before income taxes, as reported under GAAP	$54,783	$33,659	$(57,394)	$14,330
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	1,905	(1,284)	171,529	1,128
Corporate asset impairment charges	—	—	20,107	—
Headcount actions and related severance	(860)	729	16,993	5,149
Professional services	4,611	6	16,488	3,819
Technology	1,032	657	1,859	8,347
Loss (gain) on sale of business and classification of assets held for sale	—	—	—	3,641
Other	(413)	277	2,247	715
Loss on extinguishment of debt	9,412	—	9,412	8,466
Gain on final settlement of cross currency swaps	—	—	—	(1,370)
Income from continuing operations before income taxes, as adjusted	$70,470	$34,044	$181,241	$44,225

	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Income tax expense (benefit), as reported under GAAP	$9,115	$(65,104)	$40,601	$(14,818)
Restructuring and other action-related charges:
Discrete tax (expense) benefit	—	80,859	—	85,122
Tax effect on actions	—	—	—	—
Income tax expense, as adjusted	$9,115	$15,755	$40,601	$70,304

	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Income (loss) from continuing operations, as reported under GAAP	$45,668	$98,763	$(97,995)	$29,148
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	1,905	(1,284)	171,529	1,128
Corporate asset impairment charges	—	—	20,107	—
Headcount actions and related severance	(860)	729	16,993	5,149
Professional services	4,611	6	16,488	3,819
Technology	1,032	657	1,859	8,347
Loss (gain) on sale of business and classification of assets held for sale	—	—	—	3,641
Other	(413)	277	2,247	715
Loss on extinguishment of debt	9,412	—	9,412	8,466
Gain on final settlement of cross currency swaps	—	—	—	(1,370)
Discrete tax expense (benefit)	—	(80,859)	—	(85,122)
Tax effect on actions	—	—	—	—
Income (loss) from continuing operations, as adjusted	$61,355	$18,289	$140,640	$(26,079)

	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Diluted earnings (loss) per share from continuing operations, as reported under GAAP[1]	$0.13	$0.28	$(0.28)	$0.08
Restructuring and other action-related charges:
Supply chain restructuring and consolidation	0.01	0.00	0.48	0.00
Corporate asset impairment charges	—	—	0.06	—
Headcount actions and related severance	0.00	0.00	0.05	0.01
Professional services	0.01	0.00	0.05	0.01
Technology	0.00	0.00	0.01	0.02
Loss (gain) on sale of business and classification of assets held for sale	—	—	—	0.01
Other	0.00	0.00	0.01	0.00
Loss on extinguishment of debt	0.03	—	0.03	0.02
Gain on final settlement of cross currency swaps	—	—	—	0.00
Discrete tax expense (benefit)	—	(0.23)	—	(0.24)
Tax effect on actions	—	—	—	—
Diluted earnings (loss) per share from continuing operations, as adjusted	$0.17	$0.05	$0.40	$(0.07)

1	Amounts may not be additive due to rounding.

TABLE 6-B
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Last Twelve Months
	December 28, 2024	December 30, 2023
Leverage Ratio:

EBITDA[1]:
Income (loss) from continuing operations	$(97,995)	$29,148
Interest expense, net	195,901	214,187
Income tax expense (benefit)	40,601	(14,818)
Depreciation and amortization	79,080	79,954
Total EBITDA	217,587	308,471
Total restructuring and other action-related charges (excluding tax effect on actions)[2]	238,635	29,895
Other net losses, charges and expenses[3]	123,499	93,774
Total EBITDA from discontinued operations, as adjusted[4]	10,420	170,013
Total EBITDA, as adjusted	$590,141	$602,153

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility excluding long term debt issuance costs and debt discount of $17,210 and $36,110, respectively)	$2,298,267	$3,336,750
(Less) debt related to an unrestricted subsidiary[5]	(95,000)	(6,000)
Other debt and cash adjustments[6]	3,549	24,469
(Less) Cash and cash equivalents of continuing operations	(214,854)	(205,501)
(Less) Cash and cash equivalents of discontinued operations	(500)	(20,284)
Net debt	$1,991,462	$3,129,434

Debt/Income (loss) from continuing operations[7]	(23.5)	114.5

Net debt/EBITDA, as adjusted[8]	3.4	5.2

1	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.
2
The last twelve months ended December 28, 2024 includes $172 million of supply chain restructuring and consolidation charges, $20 million of corporate asset impairment charges, $17 million of headcount actions and related severance charges, $16 million of professional services, $9 million of a loss on extinguishment of debt, $2 million related to other restructuring and other action-related charges and $2 million of technology charges. The last twelve months ended December 30, 2023 includes $8 million of a loss on extinguishment of debt, $8 million of technology charges, $5 million of headcount actions and related severance charges, $4 million of professional services, $4 million of a loss on the classification of assets held for sale, $1 million of supply chain restructuring and consolidation charges, approximately $1 million related to other restructuring and other action-related charges, and $(1) million of a gain on the final settlement of cross currency swap contracts. The items included in restructuring and other action-related charges are described in more detail in Table 6-A.

3
Represents other net losses, charges and expenses that can be excluded from the Company’s leverage ratio as defined under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended. The last twelve months ended December 28, 2024, primarily includes $58 million of excess and obsolete inventory write-offs, $19 million in other compensation related items primarily stock compensation expense, $16 million of pension non-cash expense, $15 million in charges related to sales incentive amortization, $12 million of non-cash cloud computing expense, $6 million of charges related to the net unrealized losses due to hedging activities, $5 million of other non-cash related charges, $(3) million of bad debt expense and $(4) million of interest expense on debt and amortization of debt issuance costs related to an unrestricted subsidiary. The last twelve months ended December 30, 2023, primarily includes $41 million of excess and obsolete inventory write-offs, $18 million in other compensation related items primarily stock compensation expense, $16 million of pension non-cash expense, $12 million in charges related to sales incentive amortization, $8 million of non-cash cloud computing expense and $2 million in charges related to the ransomware attack and extraordinary events, approximately $1 million of bad debt expense and $(5) million of interest expense on debt and amortization of debt issuance costs related to an unrestricted subsidiary.

4
Represents Total EBITDA from discontinued operations, as adjusted related to businesses still owned at period end, as adjusted for all items that can be excluded from the Company’s leverage ratio as defined under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended. In 2024, EBITDA from discontinued operations, as adjusted excludes EBITDA related to the Initial Close of the global Champion business and U.S. outlet stores business as the sale of these businesses were completed before the period end.

5	Represents amounts outstanding under an existing accounts receivable securitization facility entered into by an unrestricted subsidiary of the Company.
6	Includes drawn and undrawn letters of credit, financing leases and cash balances in certain geographies.
7	Represents Debt divided by Income (loss) from continuing operations which is the most comparable GAAP financial measure to Net debt/EBITDA, as adjusted.
8
Represents the Company’s leverage ratio defined as Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended, which excludes net other losses, charges and expenses in addition to restructuring and other action-related charges.

	Quarters Ended		Years Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Free cash flow[1]:
Net cash from operating activities	$67,431	$274,405	$264,243	$561,749
Capital expenditures	(5,710)	(8,266)	(37,889)	(44,056)
Free cash flow	$61,721	$266,139	$226,354	$517,693

1	Free cash flow includes the results from continuing and discontinued operations for all periods presented.

TABLE 7
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per share data)
(Unaudited)

	Quarter Ended	Year Ended
	March 29, 2025	January 3, 2026
Operating profit outlook, as calculated under GAAP	$55,000	$420,000 to $440,000
Restructuring and other action-related charges	10,000	$25,000 to $30,000
Operating profit outlook, as adjusted	$65,000	$450,000 to $465,000

Other expenses outlook, as calculated under GAAP	$21,000	$49,000
Restructuring and other action-related charges	(13,000)	(13,000)
Other expenses outlook, as adjusted	$8,000	$36,000

Diluted earnings (loss) per share from continuing operations, as calculated under GAAP[1]	$(0.05)	$0.39 to 0.45
Restructuring and other action-related charges	0.07	0.10 to 0.12
Diluted earnings (loss) per share from continuing operations, as adjusted	$0.02	$0.51 to $0.55

Cash flow from operations outlook, as calculated under GAAP		$350,000
Capital expenditures outlook		50,000
Free cash flow outlook		$300,000

1	The company expects approximately 354 million diluted weighted average shares outstanding, as calculated under GAAP (no dilution due to GAAP loss from continuing operations) and approximately 359 million diluted weighted average shares outstanding, as adjusted, for the quarter ended March 29, 2025. The company expects approximately 361 million diluted weighted average shares outstanding for the year ended January 3, 2026.

The Company is unable to reconcile projections of financial performance beyond 2025 without unreasonable efforts, because the Company cannot predict, with a reasonable degree of certainty, the type and extent of certain items that would be expected to impact these figures in 2025 and beyond, such as net sales, operating profit, tax rates and action related charges.